SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OYO Geospace Corporation

(Name of Registrant as Specified in its Charter)

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December 10, 2003

Dear Fellow Stockholder:

I am pleased to invite you to attend OYO Geospace Corporation’s 2004 Annual Stockholders’ Meeting. We will hold the meeting at 9:00 a.m. on Thursday, the 8th of January 2004, at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas, 77040-6601.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2003 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy.

The board of directors recommends that you vote FOR the election of directors as described in the attached proxy statement.

Thank you for your cooperation. The rest of the board of directors and I look forward to seeing you at the meeting.

Very truly yours,

Gary D. Owens

Chairman of the Board, President

and Chief Executive Officer

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

December 10, 2003

Notice of Annual Meeting of Stockholders to Be Held January 8, 2004

The Annual Meeting of the Stockholders of OYO Geospace Corporation will be held at 9:00 a.m. on Thursday, the 8th of January 2004, at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas, to elect two directors, each to hold office until the 2007 Annual Meeting of Stockholders or until his successor is duly elected and qualified and to transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of OYO Geospace Corporation common stock at the close of business on November 14, 2003 will be entitled to vote at the meeting.

By order of the Board of Directors,

Charles H. Still

Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy.

OYO Geospace Corporation

Proxy Statement

December 10, 2003

The board of directors of OYO Geospace Corporation (the “Company”) is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 9:00 a.m. on Thursday, the 8th of January 2004, at the Company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas, and for any adjournment thereof.

You are entitled to vote at that meeting if you were a holder of record of the Company’s common stock at the close of business on November 14, 2003. On December 10, 2003, we began mailing to stockholders entitled to vote at the meeting a proxy card, this proxy statement and our 2003 Annual Report. On November 14, 2003, there were 5,554,624 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint Dr. Thomas L. Davis and Ernest M. Hall, Jr. as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares FOR the election of the director nominees named in this proxy statement.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the director nominees listed in this proxy statement or to withhold authority to vote for such nominees.

The board of directors expects the nominees named in this proxy statement to be available for election. If any nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for nominees.

We are not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote is either present at the meeting in person or represented by proxy. The two nominees who receive the most votes will be elected to the two open directorships even if they receive less than a majority of the votes cast. Abstentions and broker non-votes are counted as shares present for determining a quorum, but they are not counted as votes for or against any director and will not affect the outcome of the election of directors.

Representatives of Computershare Investors Services, the transfer agent and registrar for the common stock, will act as the inspectors of election at the meeting.

PROPOSAL: ELECTION OF DIRECTORS

At the meeting, the stockholders will elect two directors. The board of directors is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-years terms, with the term of one class expiring at each annual meeting of stockholders.

The directors in Class III, whose terms expire at the meeting, are Satoru Ohya and Gary D. Owens. Satoru Ohya and Gary D. Owens are nominees to serve as Class III directors for another three-year term expiring at the 2007 Annual Meeting of Stockholders. The directors in Class I are serving terms that expire at the 2005 Annual Meeting of Stockholders. The directors in Class II are serving terms that expire at the 2006 Annual Meeting of Stockholders.

Information regarding the director nominees and directors whose terms will continue after the meeting follows.

Class I Directors (Terms Expiring at the 2005 Annual Meeting of Stockholders)	Age	Position	Director Since
Thomas L. Davis, Ph.D. (a)(b)	56	Director	1997
Ernest M. Hall, Jr.	78	Director	1994

Nominees for Election for Class II (Terms Expiring at the 2006 Annual Meeting of Stockholders)
Katsuhiko Kobayashi (a)	58	Director	1995
Michael J. Sheen	55	Senior Vice President and Chief Technical Officer, Director	1997
Charles H. Still (a)(b)	61	Director	1997

Class III Directors (Terms Expiring at the 2004 Annual Meeting of Stockholders)
Satoru Ohya	71	Director	1994
Gary D. Owens	56	Chairman of the Board, President and Chief Executive Officer	1997

(a)	Member of the Audit Committee.
(b)	Member of the Compensation Committee.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with our initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation.

Ernest M. Hall, Jr. has been a director since the Company’s formation in September 1994. From then until his retirement in July 1997, Mr. Hall served as President and Chief Executive Officer of the Company. He served as President of OYO Corporation U.S.A. (“OYO U.S.A.”), the holder of a majority of the Company’s common stock, from 1985 until 1995 and again from October 1, 1997 until May 31, 2002. Currently, Mr. Hall is serving as a consultant to OYO U.S.A. He served as a consultant to the Company from June 1, 2002 until April 30, 2003.

Katsuhiko Kobayashi joined OYO Corporation, the sole shareholder of OYO U.S.A., in 1995 and has been a director since March 1997 and a senior executive officer since March 2001. Mr. Kobayashi was elected to serve as the President of OYO U.S.A. on May 31, 2002 and is currently serving in that position. He has served as a director of the Company since 1995. From 1967 to 1995, Mr. Kobayashi was employed by Sanwa Bank in its international banking area, where he last held the position of general manager of the International Credit Administration Department from 1993 to 1995.

Michael J. Sheen joined the Company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with our initial public offering in 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. beginning in 1991 and had held other positions at Input/Output, Inc. starting in 1977.

Charles H. Still became a director in connection with our initial public offering in 1997. He has been Secretary, serving in a non-executive capacity, since the Company’s formation in September 1994 and Secretary of various affiliates and predecessors of the Company since 1980. He has been a partner in the law firm of Fulbright & Jaworski L.L.P. since 1975.

Satoru Ohya, who is a geologist by education at Tokyo University, was Chairman of the Board from the Company’s formation in September 1994 until Mr. Owens’ election to that position September 1997, and he has continued as a director. Mr. Ohya was President of OYO Corporation from 1993 until 2001 and served as Chairman of the board from 2001 to 2003. He is currently serving as an Executive Advisor to the board of OYO Corporation. Mr. Ohya has been serving as the Chairman of OYO U.S.A. since 1993. For a period of approximately 40 years prior to 2002, Mr. Ohya was an employee or officer of OYO Corporation and of various of its affiliates, including serving as Chief Executive Officer of the Company’s predecessors from 1983 to 1994.

Gary D. Owens joined the Company as President and Chief Executive Officer in 1997 and became a director and Chairman of the Board in that year. From October 1993 until May of 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. Mr. Owens had held other positions at Input/Output, Inc. beginning in 1977.

Committees of the Board of Directors and Meeting Attendance

Note: New corporate governance rules of Nasdaq, other than those relating to the Company’s audit committee, will not be applicable to the Company because it is controlled by OYO U.S.A. Securities and Exchange Commission and Nasdaq rules as to audit committee composition will apply after October 31, 2004, and may necessitate board changes. The Board of Directors of the Company has not made a determination that any member of its audit committee is a financial expert because it appears likely that, prior to October 31, 2004, additional directors will be recruited to the Board to meet new Securities and Exchange Commission and Nasdaq requirements as to audit committee members. It appears at present that, regardless of whether either might qualify as a financial expert, neither Mr. Kobayashi nor Mr. Still will meet the new strict requirements for audit committee membership under the Sarbanes-Oxley Act and rules promulgated thereunder applicable after such date. Accordingly, the Board has postponed the determination of financial expert status until decisions are made with respect to Board changes necessitated by such laws.

The board of directors has an audit committee and compensation committee. The board of directors has not established a nominating or governance committee.

The audit committee is charged with, among other tasks, recommending to the entire board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by independent auditors, reviewing the independence of independent auditors, reviewing with the auditors the plan and results of the auditing engagement, considering the range of audit and non-audit fees and reviewing the Company’s system of internal accounting controls. The audit committee met eight times during the fiscal year ended September 30, 2003. The audit committee’s report appears below in this proxy statement.

The compensation committee is charged with recommending to the entire board the compensation to be paid to officers and key employees of the Company and the compensation of members of the board of directors. The compensation committee also makes recommendations to the entire board regarding the grant of stock options and restricted stock awards. The compensation committee met four times during the fiscal year ended September 30, 2003. The compensation committee’s report on executive compensation for fiscal 2003 appears below in this proxy statement.

The board of directors met four times during the fiscal year ended September 30, 2003.

Each director attended, in person or by telephone, at least 75% of the meetings held by the board of directors and by the committees on which the director served, except for Mr. Ohya who participated in 50% of the meetings.

Audit Committee Report

We have reviewed and discussed the Company’s audited financial statements for the year ended September 30, 2003 with management and have discussed with PricewaterhouseCoopers LLP, certified public accountants, the independent auditors for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements. We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with PricewaterhouseCoopers LLP its independence in connection with its audit of the Company’s most recent annual financial statements. Based on this review and these discussions, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

Thomas L. Davis, Ph.D., Katsuhiko Kobayashi and Charles H. Still are the members of the audit committee. Dr. Davis and Mr. Still are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealer’s listing standards as currently applicable to the Company. Mr. Kobayashi is not independent as defined in that rule because he is an executive officer of OYO U.S.A. The board of directors has, nonetheless, determined that, until the effectiveness as to the Company of the new Nasdaq and Securities and Exchange Commission rules applicable to audit committee composition, Mr. Kobayashi’s membership on the audit committee is required by the best interests of the Company and its stockholders. The board determined that Mr. Kobayashi’s relationship with the Company’s majority stockholder does not in any way impair his independence from the Company’s management. To the contrary, Mr. Kobayashi provides substantial, direct stockholder representation on the audit committee. Furthermore, Mr. Kobayashi’s extensive experience as a senior financial officer and his level of financial sophistication are invaluable to the audit committee in performing its function.

The board of directors has adopted a written charter for the audit committee.

The information in this Audit Committee Report shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Thomas L. Davis, Ph.D.

Katsuhiko Kobayashi

Charles H. Still

Compensation of Directors

Non-employee directors are compensated for their services at a rate of $25,000 per year, of which one-half is payable in shares of common stock based on the fair market value thereof at the date of issuance pursuant to the Company’s 1997 Non-Employee Director Stock Plan. Also pursuant to that plan, each non-employee director serving on the board of directors following each annual meeting of stockholders receives a grant of options to acquire 3,150 shares of common stock at the fair market value on the date of that grant. Messrs. Kobayashi and Ohya have not accepted this annual stipend or any stock options to date. Mr. Hall did not accept the annul stipend or any stock options before April 30, 2003. All directors are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The beneficial ownership as of November 30, 2003, of shares of the Company’s common stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding common stock and all directors and named executive officers as a group, along with the percentage of outstanding common stock that such ownership represents, follows. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner	Shares	Percentage
OYO Corporation (1)	2,850,000	51.3%
OYO Corporation U.S.A. (1)	2,850,000	51.3
Gary D. Owens (2)	297,500	5.4
Michael J. Sheen (2)	102,500	1.8
Thomas L. Davis (3)	28,410	*
Ernest M. Hall, Jr	40,000	*
Katsuhiko Kobayashi	—	*
Satoru Ohya (1)	2,850,000	51.3
Charles H. Still (3)	28,410	*
Thomas T. McEntire (4)	60,000	1.1
R. Chaney & Partners III L.P. (5)	532,000	9.6
Pebbleton Corporation, N.V. (6)	464,900	8.4
Eagle Asset Management (7)	253,400	4.6
Executive officers and directors as a group (8 people)	3,403,216	61.3

*	Less than one percent.
(1)	The shares indicated as beneficially owned by OYO Corporation are held directly by its wholly-owned subsidiary, OYO Corporation U.S.A. The address of OYO Corporation is 4-2-6 Kudan-kita, Chiyoda-ku, Tokyo 102, Japan. The address of OYO Corporation U.S.A. is 245 Carmelo Avenue, Suite 101, Pasadena, California 91107. OYO Corporation and OYO Corporation U.S.A. share the voting and dispositive power of these shares. The shares indicated as beneficially owned by Mr. Ohya are the same shares owned directly by OYO Corporation U.S.A. and are included because of Mr. Ohya’s affiliation with OYO Corporation. Mr. Ohya disclaims beneficial ownership of the shares of common stock owned by OYO Corporation U.S.A. within the meaning of Rule 13d-3 under the Exchange Act.
(2)	Includes unexercised options to purchase 82,500 shares.
(3)	Includes unexercised options to purchase 22,050 shares.
(4)	Includes unexercised options to purchase 50,000 shares.
(5)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2000, by R. Chaney & Partners IV L.P. (“Fund IV”), R. Chaney & Partners III L.P. (“Fund III”), R. Chaney Investments, Inc. (“Investments”), R. Chaney & Partners, Inc. (“Partners”), and Mr. Robert H. Chaney. According to this Schedule 13G, Fund IV, Investments and Mr. Chaney have the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, 149,000 shares. Fund III, Partners and Mr. Chaney have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, 383,000 shares, and the address of each these entities is 909 Fannin, Suite 1275, Two Houston Center, Houston, Texas 77010-1006.
(6)	Based solely on a Schedule 13D filed with the Securities and Exchange Commission on December 14, 1998. According to this Schedule 13D, these shares are beneficially owned by Pebbleton Corporation, N.V. and Mr. Issam M. Fares, the address of each of whom is Pietermaai 15, Curacao, Netherlands Antilles, and each of whom shares the voting and dispositive power of these shares.
(7)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2003. According to this Schedule 13G/A, the address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

EXECUTIVE OFFICERS AND COMPENSATION

Information regarding the named executive officers follows.

Name	Age	Position
Gary D. Owens	56	Chairman of the Board, President and Chief Executive Officer
Michael J. Sheen	55	Senior Vice President and Chief Technical Officer
Thomas T. McEntire	43	Chief Financial Officer

Thomas T. McEntire joined the Company as Chief Financial Officer in September of 1997. Mr. McEntire had been Financial Controller of APS Holding Corporation (“APS”) beginning in February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990.

Mr. Owens’ and Mr. Sheen’s backgrounds are described above under “Background of Nominees and Continuing Directors”.

Summary of Compensation

A summary of the compensation earned by the named executive officers in the fiscal years ended September 30, 2003, 2002 and 2001 follows.

		Annual Compensation		Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards	Shares Underlying Options	Other(1) Annual Compensation
Gary D. Owens Chairman of the Board, President and CEO	2003 2002 2001	$200,000 200,000 200,000	— — —	— — —	60,000 — 30,000	$6,000 5,561 5,215
Michael J. Sheen Vice President and Chief Technical Officer	2003 2002 2001	$175,000 175,000 175,000	— — —	— — —	50,000 — 30,000	$5,550 5,250 5,192
Thomas T. McEntire Chief Financial Officer	2003 2002 2001	$150,000 150,000 150,000	— — —	— — —	50,000 — 20,000	$4,500 4,500 4,442

(1)	Other Annual Compensation includes our contributions to defined contribution 401(k) retirement savings plans.

Stock Options

Information regarding stock options granted to the named executive officers in fiscal 2003 follows.

Name	Shares of Common Stock Underlying Options	Percent of Total Options Granted to Employees	Exercise Price per Share	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Gary D. Owens	60,000	27%	$7.12	2/28/2013	$56,137	$118,025
Michael J. Sheen	50,000	23%	7.12	2/28/2013	46,781	98,354
Thomas T. McEntire	50,000	23%	7.12	2/28/2013	46,781	98,354

(1)	The potential realizable value of the options is based on an assumed appreciation in the price of the common stock at a compounded annual rate of 5% or 10% from the date the option was granted until the date the option expires. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission’s regulations. We do not represent that the common stock will appreciate at these assumed rates or at all.

Information regarding unexercised options held by the named executive officers as of September 30, 2003, follows. None of the named executive officers exercised any options in fiscal 2003. The value of unexercised options is based on the $12.69 closing price of our common stock on September 30, 2003.

Name	Number of Shares Underlying Unexercised Options at September 30, 2003 (# shares)	Value of Unexercised In-The-Money Options at September 30, 2003
		Exercisable(1)	Unexercisable(1)
Gary D. Owens	150,000	—	$427,200
Michael J. Sheen	140,000	—	356,000
Thomas T. McEntire	105,000	—	356,000

(1)	None of the vested Options were “In-The-Money” at September 30, 2003.

Employment Agreements

Messrs. Owens and Sheen have entered into employment agreements with the Company. Mr. Owens’ annual base salary is $200,000, and Mr. Sheen’s annual base salary is $175,000. These salaries may be adjusted by the board of directors. Messrs. Owens and Sheen are entitled to participate in our 401(k) plan and any bonus plan the board of directors adopts and to receive certain other benefits and vacation. Pursuant to their employment agreements, each of Messrs. Owens and Sheen is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

•	results from his death, disability or retirement;

•	is by the Company for Cause; or

•	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to which either Messr. Owens or Sheen would be entitled on termination include:

•	his salary through the date of termination;

•	twice his base salary and pro-rated bonus for the fiscal year of termination;

•	any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement; and

•	a gross-up for any applicable “excess parachute payment” tax imposed by the Internal Revenue Code of 1986.

In connection with these employment agreements, each of Messrs. Owens and Sheen has agreed that he will not disclose or misappropriate any confidential information of the Company.

Compensation Committee Interlocks and Insider Participation

The compensation committee comprises Dr. Thomas L. Davis and Mr. Charles H. Still. Mr. Still is a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the Company. Fulbright & Jaworski L.L.P. also provides legal services to OYO Corporation and to OYO U.S.A. and its affiliates. Mr. Still also serves as Secretary of the Company in a non-executive capacity.

Board Compensation Committee Report on Executive Compensation

Our executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for the Company’s successful financial performance and for increasing stockholder value. We provide compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards.

Base Annual Salaries

Before the Company’s initial public offering in 1997, and before the formation of the compensation committee, the Company entered into employment agreements with Messrs. Owens and Sheen as described under “—Employment Agreements” above. The compensation levels reflected in those employment agreements were established in July 1997 by negotiations among Messrs. Owens and Sheen, before they joined the Company, and representatives of OYO U.S.A., the Company’s sole stockholder at that time.

The base annual salaries of the Company’s named executive officers for fiscal 2003 were as follows.

Mr. Owens, Chief Executive Officer	$200,000
Mr. Sheen, Chief Technical Officer	$175,000
Mr. McEntire, Chief Financial Officer	$150,000

The compensation committee has the authority to adjust these base salaries; however, the employment agreements described above require that Messrs. Owens’ and Sheen’s base salaries not be reduced from the base amounts set forth above.

Annual Performance Bonuses

In November 2002, management recommended to the board of directors, and the board of directors adopted, a comprehensive, company-wide cash bonus compensation plan for all employees for fiscal year 2003. The cash bonus plan set forth various targets and criteria for each of the Company’s operating subsidiaries based on the financial results of the subsidiary and established a cash bonus for each employee of the subsidiaries that met those targets. The financial targets were designed to provide incentives for the employees of each subsidiary to work as a team to improve our financial results.

Long-Term Stock-Based Compensation

We also believe that long-term incentive compensation is an important component of the Company’s compensation program and that the value of this compensation should be directly related to increases in stockholder value. Therefore, in addition to base salaries and annual performance bonuses, the executive officers participate in the Company’s 1997 Key Employee Stock Option Plan, which allows the Company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards. These options and restricted stock awards typically vest 25% per year over four years and are therefore intended to compensate executive officers for long-term appreciation in the market value of the common stock.

In connection with the Company’s initial public offering in November 1997, the Company granted options to purchase stock and restricted stock to the named executive officers. The amounts of these options and restricted stock were determined before the initial public offering by negotiations among Mr. Owens and representatives of OYO U.S.A. Options granted at the time of the initial public offering have an exercise price of $14 per share, which is equal to the initial public offering price, and vested over four years.

Applicable Tax Code Provision

The compensation committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which limits the tax deduction the Company can claim for annual compensation in excess of $1 million to certain executives. This limit did not impact the Company in fiscal year 2003 and is not expected to impact the Company in fiscal year 2004.

The information in this Compensation Committee Report on Executive Compensation shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference.

Thomas L. Davis, Ph.D.

Charles H. Still

Common Stock Performance Comparisons

The following graphs compare the performance of the common stock with the performance of the Russell 2000 index and the Standard & Poor’s Oil & Gas Equipment and Services index as of each of the dates indicated.

	9/30/1998	9/30/1999	9/30/2000	9/30/2001	9/30/2002	9/30/2003
OYOG	100.00	69.05	158.73	85.71	79.30	80.57
Russell 2000	100.00	119.07	146.92	115.76	104.99	143.32
S&P Oil & Gas Equipment and Services	100.00	133.28	183.93	105.22	86.92	114.08

These graphs assume $100 invested on September 30, 1998 (a) in our Common Stock, (b) in the stocks comprising the Russell 2000 index on that day and (c) in the stocks comprising the Standard & Poor’s Oil & Gas Equipment and Services index. Reinvestment of all dividends on stocks comprising the two indices is assumed.

The S&P Oil & Gas Equipment and Services index is a new name for the peer group index previously called the S&P Oil & Gas (Drilling & Equipment) index, with some attendant changes in issuers included in the index.

The foregoing graphs are based on historical data and are not necessarily indicative of future performance. These graphs shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to the Regulations of 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act.

CODE OF ETHICS

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The text of the code of ethics has been filed with the SEC as an exhibit to the Annual Report on Form 10-K that accompanies this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Ohya, a director of the Company, was the Chairman of the Board of OYO Corporation until March 27, 2003. Mr. Ohya has been serving as Chairman of OYO U.S.A. since 1993. He currently serves as Executive Advisor to the board of OYO Corporation. Mr. Ohya had been the President of OYO Corporation until 2001, and held other offices of subsidiaries of OYO U.S.A. until that time. Mr. Kobayashi, also a director of the Company, is a director and senior executive officer of OYO Corporation and the President of OYO U.S.A. Mr. Kobayashi also holds offices with many subsidiaries of OYO U.S.A. Mr. Hall, also a director of the Company, was the President of OYO U.S.A. until May 31, 2002. Mr. Hall served as a consultant to the Company from June 1, 2002 to April 30, 2003. Mr. Hall’s monthly fee for such services provided to the Company was $8,333. Mr. Hall currently serves as a consultant to OYO U.S.A. Mr. Still, also a director of the Company, is the Secretary of OYO U.S.A. and also serves in that position with respect to other subsidiaries of OYO U.S.A. Mr. Still is a partner in the law firm of Fulbright & Jaworski L.L.P., which provides legal services to the Company.

In fiscal year 2003, we purchased printheads for our thermal plotters from OYO Corporation pursuant to a Printhead Purchase Agreement that we entered into with OYO Corporation before our initial public offering. OYO Corporation in turn purchased the printheads primarily from another Japanese corporation and, to a lesser extent, from two other Japanese corporations. For its service and assistance in these transactions, pursuant to the Printhead Purchase Agreement, OYO Corporation marked up its cost for these printheads by five percent in reselling them to us. We believe that by purchasing the printheads through OYO Corporation, we receive a more favorable price for the printheads than we could have obtained if we were to negotiate directly for their purchase. We intend to continue purchasing printheads from OYO Corporation pursuant to this arrangement in future periods.

Pursuant to a Master Sales Agreement that we entered into with OYO Corporation before our initial public offering, we and OYO Corporation purchase products from one another at scheduled discounts of 5 to 20 percent off the seller’s list prices. In fiscal 2003, we sold approximately $0.2 million in goods to OYO Corporation and its affiliates and purchased approximately $1.9 million in goods from OYO Corporation (including the products covered by the Printhead Purchase Agreement).

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as the Company’s principal independent public accountants for the 2003 fiscal year and has been selected to serve for the 2004 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q were $205,436 for the 2003 fiscal year, and $179,240 for the 2002 fiscal year.

Audit Related Fees

There were no fees billed for audit-related services not disclosed in “Audit Fees” above.

Tax Fees

The aggregate fees billed for tax services, including tax compliance, tax advice and tax planning totaled approximately $87,422 in fiscal 2003 and $61,809 in fiscal 2002. The fees in fiscal 2003 were primarily for the preparation of tax returns and extraterritorial income maximization studies. The fees in fiscal 2002 were primarily for the preparation of tax returns.

All Other Fees

The aggregate fees billed for services rendered by the Company’s principal accountants, other than for services otherwise covered under the subheadings above, for fiscal year 2003 were $0 and for fiscal year 2002, were $6,800. The fees in fiscal 2002 were primarily for a Securities and Exchange Commission comment letter response.

Compatibility of Certain Fees with Independent Accountants’ Independence

The Audit Committee has considered whether the provision of services covered under the subheading “All Other Fees” above is compatible with maintaining the Company’s principal accountants’ independence.

The Audit Committee has adopted pre-approval policies and procedures pursuant to which the engagement of any accountant is approved. Such procedures govern the ways in which the Audit Committee will pre-approve audit and various categories of non-audit services that the auditor provides to the Company and its subsidiaries. In accordance with this policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for the fiscal year ending September 30, 2004 and has also given its general pre-approval for the performance by PricewaterhouseCoopers LLP of certain types of audit-related, tax and permitted non-audit services. Services which have not received pre-approval must receive specific approval of the Audit Committee. The Audit Committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the Audit Committee’s responsibilities to management. All audit, tax and other services the contracts for which were entered into after May 6, 2003, were pre-approved by the audit committee.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of reports on those filings furnished to the Company and written representations from reporting persons that no additional reports were required, the Company believes that during the fiscal year ended September 30, 2003, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them, except that Gary Owns, Michael J. Sheen, and Thomas T. McEntire, each made one late filing related to the grant of a stock award and Mr. Owns made one late filing related to a purchase of stock.

PROPOSALS FOR NEXT ANNUAL MEETING; OTHER MATTERS

Any appropriate proposals of holders of common stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2005 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than August 3, 2004 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2005 (outside the process of the Securities and Exchange Commission’s rule on shareholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2005 to be received by the Company no later than November 9, 2004, and to be received by the Company no earlier than July 12, 2004.

The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the company may solicit the return of proxies by telephone, telecopy or in person.

Proxy – OYO Geospace Corporation

This Proxy is solicited on behalf of the Board of Directors

Proxy-Annual Meeting of Stockholders – January 8, 2004

The undersigned holder of Common Stock of OYO Geospace Corporation (“OYOG”) hereby appoints Dr. Thomas L. Davis and Ernest M. Hall, Jr., or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of OYOG to be held at 9:00 a.m. on Thursday, the 8th of January 2004, at the OYOG corporate headquarters at 7007 Pinemont Drive, Houston, Texas, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.

(continued and to be signed on other side)

OYO Geospace Corporation

[Name]
[Address]	Holder Account Number

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

[A]    Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 – Satoru Ohya	☐	☐	02 – Gary D. Owens	☐	☐

[B] Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)